Exhibit 99.1

Company Contact:	Lankford Wade Senior Vice President & Treasurer (615) 236-6200
HealthSpring, Inc. Reports 2010 Second Quarter Results

Increases 2010 Earnings Per Share Guidance Range to $3.15 to $3.25
NASHVILLE, TN (July 29, 2010) — HealthSpring, Inc. (NYSE:HS) today announced its results for the second quarter ended June 30, 2010. Highlights for the 2010 second quarter included:
•	Net income of $55.8 million, or $0.98 per diluted share, compared with $31.9 million, or $0.58 per diluted share, in the 2009 second quarter.
•	Premium revenue of $756.3 million, up 12.6% over the 2009 second quarter.
•
Medicare Advantage membership of 197,436, up 8.3% over the 2009 second quarter and 4.3% over 2009 year-end, and stand-alone PDP membership of 394,599, up 33.9% over the 2009 second quarter and 26.1% over 2009 year-end.

Commenting on 2010 second quarter results, Herb Fritch, Chairman and Chief Executive Officer, said, “Results for the second quarter were strong as we continue to experience favorable member retention and lower inpatient utilization in our health plans. Based on our year-to-date results and because we believe the generally favorable trends in the quarter will continue over the balance of 2010, we are increasing our full year 2010 earnings per share guidance.”
Second Quarter Results
($ in thousands, except per share amounts)

	Three Months Ended
	June 30,		Percent
	2010	2009	Change
Premium revenue	$756,342	$671,450	12.6%
Total revenue	768,479	682,543	12.6
Medical expense	604,933	558,403	8.3
Net income	55,775	31,891	74.9
Net income per common share — diluted (1)	0.98	0.58	69.0

(1)	Weighted average shares outstanding used in the calculation of net income per common share — diluted for the three months ended June 30, 2010 and 2009, were 57,049,980 and 54,770,212, respectively.
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HS Reports Second Quarter 2010 Results

July 29, 2010
Operating Highlights
Revenue
•
Medicare Advantage premiums (including the prescription drug component of HealthSpring’s Medicare Advantage plans, or “MA-PD”) were $640.8 million for the 2010 second quarter, reflecting an increase of 9.9% over the 2009 second quarter. The higher premium revenue in the 2010 second quarter was primarily attributable to an 8.3% increase in membership compared with the 2009 second quarter.

•
Medicare Advantage per member per month, or “PMPM,” premiums increased to $1,082 in the 2010 second quarter compared with $1,075 in the 2009 second quarter. The PMPM premium increase in the 2010 second quarter resulted from increases related to member risk scores, which was partially offset by decreases in CMS-calculated base premium rates. On a year-to-date basis, PMPM premiums increased to $1,072 in 2010 compared with $1,061 in 2009.

•
Stand-alone PDP premium revenue was $115.4 million for the 2010 second quarter, an increase of 32.0% compared with the 2009 second quarter. The increase in revenue was primarily the result of a 33.9% increase in membership. PDP premiums PMPM in the 2010 second quarter were $98 compared with $100 in the 2009 second quarter. On a year-to-date basis, PDP PMPM premiums increased to $105 in 2010 compared with $104 in 2009.

Medical Expense
•
Medicare Advantage medical loss ratio, or “MLR,” was 77.9% for the 2010 second quarter compared with 82.0% for the 2009 second quarter. Changes in benefit design and decreases in inpatient utilization, combined with the premium revenue increases, resulted in a decrease in the current period MLR. On a year-to-date basis, Medicare Advantage MLR was 78.1% for 2010 compared with 81.7% for 2009. Medicare Advantage PMPM medical expense decreased 4.3% in the 2010 second quarter compared with the 2009 second quarter and decreased 3.4% year-to-date compared with the first six months of 2009.

•	PDP MLR was 91.2% for the 2010 second quarter compared with 91.1% for the 2009 second quarter. On a year-to-date basis, PDP MLR was 95.1% for 2010 compared with 93.5% for 2009.
Selling, General & Administrative (SG&A) Expense
•
SG&A expense as a percentage of total revenue in the 2010 second quarter decreased 50 basis points to 8.6% compared with 9.1% in the 2009 second quarter. The improvement in SG&A as a percentage of revenue resulted primarily from the increases in premium revenue. SG&A expense in the 2010 second quarter increased $3.9 million compared with the 2009 second quarter. On a year-to-date basis, SG&A as a percentage of total revenue was 9.3% for 2010 compared with 10.1% for 2009.

Interest Expense
•
Interest expense in the 2010 second quarter decreased $1.7 million compared with the 2009 second quarter as a result of lower average debt amounts outstanding and lower interest rates. The Company’s interest expense on a year-to-date basis for 2010 includes debt extinguishment costs of $7.1 million in the 2010 first quarter resulting from the Company’s entering into a new credit facility and terminating its prior credit facility.

•
The Company’s weighted average effective interest rate on the Company’s borrowings (exclusive of the amortization of deferred financing costs and other credit facility fees) for the three months ended June 30, 2010, was 3.4% compared with 4.9% for the three months ended June 30, 2009.

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HS Reports Second Quarter 2010 Results

July 29, 2010
Income Taxes
•
The Company’s effective income tax rate for the three months ended June 30, 2010, was 36.3% compared with 36.5% for the three months ended June 30, 2009. The Company’s effective income tax rate for the six months ended June 30, 2010, was 36.6%.

Balance Sheet Highlights
•
At June 30, 2010, the Company’s cash and cash equivalents were $103.7 million, $56.3 million of which was held by unregulated entities, compared with cash and cash equivalents of $439.4 million at December 31, 2009, $106.4 million of which was held by unregulated entities. The reduction in cash and cash equivalents during the six months ended June 30, 2010, is primarily attributable to net purchases of $230.0 million of investment securities and to net payments of $66.4 million of long-term debt.

•
At June 30, 2010, the Company’s accounts receivable were $213.7 million compared with accounts receivable of $92.4 million at December 31, 2009. The increase in accounts receivable during the six months ended June 30, 2010, was primarily the result of an increase in risk premium payments due from CMS and rebates due from drug companies. The Company will receive risk premium settlement payments from CMS of approximately $119.7 million in the 2010 third quarter.

•
For the first six months of 2010, net cash used in operating activities was $40.8 million compared with $7.9 million used in the same period of 2009. As a result of the increase in accruals for risk adjustment payments and the timing of receipt of such payments from CMS, cash flow from operations significantly lags net income in the first half of the year.

•	Days in claims payable totaled 32 at the end of the 2010 second quarter compared with 29 at the end of the 2010 first quarter and 36 at the end of the 2009 second quarter.
•
In May 2010, the Company’s Board of Directors authorized a stock repurchase program to buy back up to $100.0 million of the Company’s common stock. During the 2010 second quarter, the Company repurchased approximately 838,000 shares for $14.3 million, or an average cost of $17.10 per share, under the stock repurchase program. All repurchases were made utilizing unrestricted cash on hand.

Outlook
•	EPS: The Company is increasing its expectations for diluted earnings per share for 2010 to be in the range of $3.15 to $3.25 on weighted average shares outstanding of approximately 57.0 million.
•
Membership: The Company maintains its estimate for Medicare Advantage membership at a range of 198,000 to 200,000 at the end of 2010. The Company now estimates PDP membership of approximately 410,000 at the end of 2010.

•	Revenue: The Company now estimates that 2010 total revenue will be between $2.95 billion and $3.00 billion.
•
MLRs: The Company is modifying its estimate for Medicare Advantage MLR to be approximately 79% for 2010. The Company now estimates stand-alone PDP MLR to be in the range of 86.5% to 87.0% for the year.

•	SG&A: The Company maintains its estimate that selling, general and administrative expense will be approximately 10.0% of total revenue for 2010.
•	Income taxes: The Company now estimates that its effective income tax rate for 2010 will approximate 36.5%.
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HS Reports Second Quarter 2010 Results

July 29, 2010
Conference Call
A live audio webcast of the conference call regarding second quarter results and other matters referenced in this release will begin at 10:00 a.m. ET on Thursday, July 29, 2010. The public may access the conference call through HealthSpring’s website, www.healthspring.com, under the Investor Relations tab. The conference call can also be accessed by dialing (913) 312-0379, confirmation number 7999846. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 30 days.
About HealthSpring
HealthSpring is based in Nashville, TN, and is one of the country’s largest Medicare Advantage coordinated care plans. HealthSpring currently owns and operates Medicare Advantage plans in Alabama, Florida, Georgia, Illinois, Mississippi, Tennessee, and Texas and also offers a national stand-alone Medicare prescription drug plan. For more information, visit www.healthspring.com. Media information is available at HealthSpring’s press site: http://press.healthspring.com.
Cautionary Statement Regarding Forward Looking Statements
Statements contained in this release that are not historical fact are forward-looking statements, which the Company intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend on or refer to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. Such statements include statements regarding 2010 guidance. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause its actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Any projections or other forward-looking information in this release or made orally and related thereto are based on management’s beliefs and assumptions and on information available to HealthSpring at the time the statements were or are made, which is subject to change. Although any such projections and forward-looking information and the factors influencing them will likely change, HealthSpring will not necessarily update the information except as required by law, as HealthSpring will only provide guidance at certain points during the year. Information contained herein speaks only as of the date of this release.
The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: changes in enrollment and dis-enrollment patterns, including as a result of shortened enrollment periods; the impact of recent healthcare reform legislation, including legislative and regulatory actions or changes affecting Medicare funding and premium rates, increased costs, and new taxes; changes in our members’ utilization of medical services; changes in medical and prescription drug cost trends; the Company’s ability to accurately estimate CMS retroactive risk adjustments to Medicare premiums; competition; the Company’s ability to accurately estimate incurred but not reported and other unpaid medical claims; negotiation of acceptable contracts with physicians, hospitals, and other providers; contractual disputes with providers; increases in costs or liabilities associated with litigation; costs or liabilities associated with compliance with regulatory mandates and with responding to regulatory audits; management changes; the Company’s ability to identify, evaluate, and integrate acquisition opportunities; substantial changes in interest rates over a prolonged period; and changes in tax estimates, assets, or liabilities and valuation allowances related thereto. The foregoing list of factors is not intended to be exhaustive. Additional information concerning these and other important risks and uncertainties can be found under the headings “Special Note Regarding Forward-Looking Statements” and “Item 1A. — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in other public filings by the Company.
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HS Reports Second Quarter 2010 Results

July 29, 2010
Supplemental Information
1. Membership

	June 30,	Dec. 31,	Percent	June 30,	Percent
	2010	2009	Change	2009	Change
MA Membership:
Alabama	30,724	31,330	(1.9)%	30,101	2.1%
Florida	35,975	32,606	10.3	30,892	16.5
Georgia	741	—	—	—	—
Illinois	11,814	11,261	4.9	10,821	9.2
Mississippi	5,321	4,591	15.9	4,152	28.2
Tennessee	64,791	58,252	11.2	55,917	15.9
Texas	48,070	51,201	(6.1)	50,348	(4.5)

Total	197,436	189,241	4.3%	182,231	8.3%

PDP Membership	394,599	313,045	26.1%	294,753	33.9%

2. Reconciliation of Medical Claims Payable
The following table provides a reconciliation of changes in the medical claims liability for HealthSpring for the six months ended June 30, 2010 and 2009.

	Six Months Ended
	June 30,
(Unaudited, $ in thousands)	2010	2009

Balance at beginning of period	$202,308	$190,144

Incurred related to:
Current period (1)	1,229,884	1,094,896
Prior period (2)	(12,432)	(6,894)

Total incurred	1,217,452	1,088,002

Paid related to:
Current period	1,034,842	895,867
Prior period	168,388	160,820

Total paid	1,203,230	1,056,687

Balance at the end of the period	$216,530	$221,459

(1)
Approximately $0.9 million paid to providers under risk sharing and capitation arrangements related to 2009 premiums is included in the incurred related to current period amounts in 2010. Such amount does not relate to fee-for-service medical claims estimates. Similarly, $3.5 million paid to providers under risk sharing and capitation arrangements related to 2008 premiums is included in the 2009 incurred related to current period. These amounts are the result of additional retroactive risk adjustment premium payments recorded that pertain to the prior year’s premiums.

(2)
Negative amounts reported for incurred related to prior periods result from fee-for-service medical claims estimates being settled for amounts less than originally anticipated (a favorable development).

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HS Reports Second Quarter 2010 Results

July 29, 2010
3. Segment Information
Financial data by reportable segment for the three and six months ended June 30 is as follows (in thousands):

	MA-PD	PDP	Corporate	Total
Three months ended June 30, 2010
Revenue	$653,074	$115,395	$10	$768,479
EBITDA	99,371	4,162	(6,203)	97,330
Depreciation and amortization expense	6,238	—	1,272	7,510

Three months ended June 30, 2009
Revenue	$595,034	$87,496	$13	$682,543
EBITDA	64,263	3,302	(5,731)	61,834
Depreciation and amortization expense	6,366	20	1,256	7,642

Six months ended June 30, 2010
Revenue	$1,284,024	$244,871	$26	$1,528,921
EBITDA	181,822	(601)	(12,498)	168,723
Depreciation and amortization expense	12,430	31	2,836	15,297

Six months ended June 30, 2009
Revenue	$1,148,519	$180,114	$25	$1,328,658
EBITDA	116,241	2,256	(12,398)	106,099
Depreciation and amortization expense	12,722	40	2,404	15,166
As of January 1, 2010, the Company revised its methodology for allocating SG&A expenses within its prescription drug operations to its MA-PD and PDP segments, which resulted in allocating a greater share of such expenses to its PDP segment. As a result of these revisions, the segment EBITDA amounts for the 2009 period includes reclassification adjustments between segments such that the periods presented are comparable.
A reconciliation of reportable segment EBITDA to net income included in the consolidated statements of income is as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010		2009
EBITDA	$97,330	$61,834	$168,723		$106,099
Income tax expense	(31,791)	(18,331)	(51,625)		(30,179)
Interest expense	(2,254)	(3,970)	(12,225	)(1)	(8,251)
Depreciation and amortization	(7,510)	(7,642)	(15,297)		(15,166)

Net Income	$55,775	$31,891	$89,576		$52,503

(1)	Includes $7.1 million of debt extinguishment costs related to the termination of the Company’s previous credit facility.
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HS Reports Second Quarter 2010 Results

July 29, 2010
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Information
(in thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$103,697	$439,423
Accounts receivable, net	213,671	92,442
Investment securities available for sale	—	8,883
Investment securities held to maturity	—	13,965
Funds due for the benefit of members	—	4,028
Deferred income taxes	5,167	6,973
Prepaid expenses and other	10,805	9,586

Total current assets	333,340	575,300
Investment securities available for sale	259,875	13,574
Investment securities held to maturity	42,567	38,463
Property and equipment, net	29,498	30,316
Goodwill	624,507	624,507
Intangible assets, net	194,822	203,147
Restricted investments	20,856	16,375
Risk corridor receivable from CMS	26,083	—
Other	20,654	6,585

Total assets	$1,552,202	$1,508,267

Liabilities and Stockholders’ Equity
Current liabilities:
Medical claims liability	$216,530	$202,308
Accounts payable, accrued expenses and other	44,396	50,954
Risk corridor payable to CMS	2,720	2,176
Funds held for the benefit of members	24,504	—
Current portion of long-term debt	17,500	43,069

Total current liabilities	305,650	298,507
Deferred income taxes	75,037	80,434
Long-term debt, less current portion	153,125	193,904
Other long-term liabilities	5,458	5,966

Total liabilities	539,270	578,811

Stockholders’ equity:
Common stock	613	608
Additional paid in capital	553,731	548,481
Retained earnings	518,341	428,765
Accumulated other comprehensive income (loss), net	2,224	(1,044)
Treasury stock	(61,977)	(47,354)

Total stockholders’ equity	1,012,932	929,456

Total liabilities and stockholders’ equity	$1,552,202	$1,508,267

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HS Reports Second Quarter 2010 Results

July 29, 2010
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Income Information
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenue:
Premium revenue	$756,342	$671,450	$1,505,720	$1,306,046
Management and other fees	10,590	9,987	20,778	19,956
Investment income	1,547	1,106	2,423	2,656

Total revenue	768,479	682,543	1,528,921	1,328,658

Operating expenses:
Medical expense	604,933	558,403	1,217,452	1,088,002
Selling, general and administrative	66,216	62,306	142,746	134,557
Depreciation and amortization	7,510	7,642	15,297	15,166
Interest expense	2,254	3,970	12,225	8,251

Total operating expenses	680,913	632,321	1,387,720	1,245,976

Income before income taxes	87,566	50,222	141,201	82,682
Income taxes	(31,791)	(18,331)	(51,625)	(30,179)

Net income	$55,775	$31,891	$89,576	$52,503

Net Income per common share:
Basic	$0.98	$0.59	$1.57	$0.96

Diluted	$0.98	$0.58	$1.56	$0.96

Weighted average common shares outstanding:
Basic	56,917,219	54,497,780	57,069,994	54,490,155

Diluted	57,049,980	54,770,212	57,302,567	54,794,251

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HS Reports Second Quarter 2010 Results

July 29, 2010
HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flow Information
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income	$55,775	$31,891	$89,576	$52,503

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,510	7,642	15,297	15,166
Amortization of deferred financing cost	452	587	958	1,203
Amortization on bond investments	794	258	1,088	485
Equity in earnings of unconsolidated affiliate	(125)	(52)	(228)	(103)
Share-based compensation	2,058	2,254	4,777	5,158
Deferred tax benefit	(2,890)	(3,816)	(5,501)	(6,585)
Write-off of deferred financing fees	—	—	5,079	—
Increase (decrease) in cash due to:
Accounts receivable	(61,590)	(42,043)	(121,229)	(75,159)
Prepaid expenses and other current assets	(9,108)	(1,297)	(13,850)	(2,734)
Medical claims liability	18,646	9,641	14,222	31,315
Accounts payable, accrued expenses and other current liabilities	(11,414)	(12,697)	(7,042)	(9,246)
Risk corridor payable to/ receivable from CMS	(5,610)	(8,288)	(25,539)	(20,602)
Other	(379)	(112)	1,598	654

Net cash used in operating activities	(5,881)	(16,032)	(40,794)	(7,945)

Cash flows from investing activities:
Additional consideration paid on acquisition	(610)	(910)	(610)	(910)
Purchases of property and equipment	(3,103)	(2,683)	(5,544)	(5,502)
Purchases of investment securities	(206,789)	(10,440)	(327,257)	(28,687)
Maturities of investment securities	41,864	14,037	50,075	22,737
Sales of investment securities	5,560	—	51,666	—
Purchases of restricted investments	(21,574)	(3,540)	(32,522)	(10,123)
Maturities of restricted investments	20,477	302	28,025	6,344
Distributions from affiliates	87	—	87	—

Net cash used in investing activities	(164,088)	(3,234)	(236,080)	(16,141)

Cash flows from financing activities:
Funds received for the benefit of members	209,912	165,293	416,917	325,004
Funds withdrawn for the benefit of members	(211,784)	(148,699)	(388,385)	(271,476)
Proceeds from issuance of long-term debt	—	—	200,000	—
Payments on long-term debt	(4,375)	(7,181)	(266,347)	(16,678)
Excess tax benefit from stock options exercised	84	—	124	—
Proceeds from stock option exercises	—	—	477	6
Purchase of treasury stock	(14,304)	—	(14,304)	—
Payment of debt issue costs	—	—	(7,334)	—

Net cash (used in) provided by financing activities	(20,467)	9,413	(58,852)	36,856

Net (decrease) increase in cash and cash equivalents	(190,436)	(9,853)	(335,726)	12,770

Cash and cash equivalents at beginning of period	294,133	304,863	439,423	282,240

Cash and cash equivalents at end of period	$103,697	$295,010	$103,697	$295,010

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